Execution Copy

Exhibit 10.2

SUNTRUST BANKS, INC.

EXECUTIVE SEVERANCE PAY PLAN

EFFECTIVE April 22, 2014

ARTICLE 1INTRODUCTION    1
ARTICLE 2DEFINITIONS    2
2.1“Affiliate”    2
2.2“AIP”    2
2.3“Base Salary”    2
2.4“Board”    2
2.5“Cause”    2
2.6“Change in Control”    3
2.7“Change in Control Agreement”    4
2.8“Change in Control Termination”    4
2.9“Code”    4
2.10“Committee”    4
2.11“Disability”    4
2.12“Effective Date”    4
2.13“Equivalent Position”    4
2.14“ERISA”    5
2.15“Exchange Act”    5
2.16“Executive”    5
2.17“Executive Leadership Team”    5
2.18“FIP”    5
2.19“Good Reason”    5
2.20“Key Employee”    7
2.21“Key Employee Delay”    8
2.22“Plan”    8
2.23“Plan Administrator”    8
2.24“Plan Year”    8
2.25“Protection Period”    8
2.26“Qualifying Termination”    8
2.27“Separation from Service” or “Separates from Service”    9

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2.28“Severance Amount”    9
2.29“SunTrust”    9
2.30“Target Bonus Percentage”    9
ARTICLE 3PARTICIPATION    10
3.1Eligible Executives.    10
3.2Revocation of Participation.    10
3.3Termination of Participation.    10
3.4Committee Actions.    10
ARTICLE 4PAYMENT UPON QUALIFYING TERMINATION    11
4.1Eligibility for Benefits.    11
4.2Determination of Severance Amount.    11
4.3Repayment.    11
4.4Manner of Payment.    12
4.5Committee Actions.    12
ARTICLE 5PAYMENT UPON A CHANGE IN CONTROL TERMINATION    13
5.1Eligibility for Benefits.    13
5.2Determination of Severance Amount.    13
5.3Manner of Payment.    13
5.4Termination in Anticipation of Change in Control.    15
5.5Change in Control Agreements/No Duplication of Benefits.    15
5.6Limitation on Payments under Certain Circumstances.    15
ARTICLE 6LIMITATIONS/RELEASE    17
6.1Restrictive Covenant Agreement.    17
6.2Release.    19
6.3Timing of Release.    19
6.4Taxes.    19
6.5No Increase in Other Benefits; No Other Severance Pay.    19
6.6No Severance Pay upon Death or Disability.    20
ARTICLE 7SOURCE OF BENEFITS    21

ARTICLE 8CLAIMS    22
8.1Claims.    22
8.2No Estoppel of Plan.    22
ARTICLE 9ADMINISTRATION    24
9.1Administration.    24
9.2Discretionary Authority.    24
9.3Designees.    24
9.4Service as Fiduciary.    24
ARTICLE 10INDEMNIFICATION    25
ARTICLE 11AMENDMENT AND TERMINATION    26
11.1Amendment.    26
11.2Termination.    26
11.3Amendment or Termination on or after a Potential Change in Control or a Change in Control.    26
11.4Compliance with Laws.    26
ARTICLE 12MISCELLANEOUS    27
12.1Spendthrift Clause.    27
12.2Legally Incompetent.    27
12.3Reporting and Disclosure.    27
12.4Plan Not an Employment Contract.    27
12.5Errors and Omissions.    27
12.6Nonvested Benefits.    27
12.7Construction.    28

SUNTRUST BANKS, INC.

EXECUTIVE SEVERANCE PAY PLAN

EFFECTIVE AS OF APRIL 22, 2014

ARTICLE 1

INTRODUCTION

SunTrust Banks, Inc. (“SunTrust”) hereby adopts this SunTrust Banks, Inc. Executive Severance Pay Plan (the “Plan”), effective as of April 22, 2014. The purpose of the Plan is to provide eligible employees with severance benefits in the event the employee’s employment is terminated under circumstances as further set forth herein. The Plan is an unfunded welfare benefit plan for purposes of ERISA and a severance pay plan within the meaning of United States Department of Labor Regulation Section 2510.3-2(b). Except for Executives who are parties to Change in Control Agreements, this Plan supersedes all prior policies and practices of the Company with respect to severance or separation pay for Executives whose employment is terminated on or after the Effective Date. An Executive who is party to a Change in Control Agreement will not be eligible for benefits under Article 5 until such Change in Control Agreement expires in accordance with its terms.

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ARTICLE 2

DEFINITIONS

When the following terms are used in this Plan with an initial capital letter, they shall have the meanings set forth opposite those terms in this Article 2.

2.1
“Affiliate” means for any Plan Year any organization that is a member of a controlled group of businesses within the meaning of Code Sections 414(b), (c) and (m) of which SunTrust is a member and any other entity which is considered to be a single employer with SunTrust under Code Section 414(o).

2.2
“AIP” means the SunTrust Banks, Inc. Annual Incentive Plan or, if there is any material change in the terms, operation or administration of such plan following a Change in Control, any successor to such plan in which the Executive is eligible to participate and which provides an opportunity for a short-term bonus for the Executive which is comparable to the opportunity which the Executive had under such plan before such Change in Control or, if the Executive reasonably determines that there is no such plan in which the Executive is eligible to participate but SunTrust or a parent corporation maintains a short term bonus plan for the benefit of senior executives which provides for such an opportunity, such other plan as agreed to by the Executive and (1) with respect to the Chief Executive Officer and the Plan Administrator if the Plan Administrator is an Executive, the Compensation Committee and (2) with respect to all other Executives, the Plan Administrator.

2.3
“Base Salary” means the Executive’s highest annual base salary from SunTrust and any Affiliate which (but for any salary deferral election) is in effect at any time during the one-year period which ends on the date the Executive’s employment with SunTrust or an Affiliate terminates under the circumstances described in Articles 4 and 5.

2.4	“Board” means the Board of Directors of SunTrust.

2.5	“Cause” means:

a.	The willful and continued failure by the Executive to perform satisfactorily the duties of the Executive’s job;

b.	The Executive is convicted of a felony or has engaged in a dishonest act, misappropriation of funds, embezzlement, criminal conduct or common law fraud;

c.	The Executive has engaged in a material violation of the SunTrust Code of Business Conduct and Ethics or the Code of Conduct of a SunTrust Affiliate; or

d.	The Executive has engaged in any willful act that materially damages or materially prejudices SunTrust or an Affiliate or has engaged in conduct or activities materially damaging to the property, business or reputation of SunTrust or an Affiliate; provided, however,

e.
With respect to the Chief Executive Officer and the Plan Administrator if the Plan Administrator is an Executive, no such act, omission or event shall be treated as “Cause” unless (i) the Executive has been provided a detailed, written statement of the basis for SunTrust’s belief that such act, omission or event constitutes “Cause” and, if the allegation is under Section 2.5(a), has had at least a thirty (30) day period to take corrective action and (ii) the Committee, after the end of such thirty (30) day correction period (if applicable), determines reasonably and in good faith and by the affirmative vote of at least two-thirds of the members of the Committee then in office at a meeting called and held for such purpose that “Cause” does exist.

f.
With respect to all other Executives, no such act, omission or event shall be treated as “Cause” unless (i) the Executive has been provided a detailed, written statement of the basis for SunTrust’s belief that such act, omission or event constitutes “Cause” and, if the allegation is under Section 2.5(a), has had at least a thirty (30) day period to take corrective action and (ii) the Plan Administrator, after the end of such thirty (30) day correction period (if applicable), determines reasonably and in good faith “Cause” does exist.

2.6
“Change in Control” means a change in control of SunTrust of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act as in effect at the time of such “change in control”, provided that such a change in control shall be deemed to have occurred at such time as (i) any “person” (as that term is used in Sections 13(d) and 14(d)(2) of the Exchange Act), is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly, of securities representing 20% or more of the combined voting power for election of directors of the then outstanding securities of SunTrust or any successor of SunTrust; (ii) during any period of two consecutive years or less, individuals who at the beginning of such period constitute the Board cease, for any reason, to constitute at least a majority of the Board, unless the election or nomination for election of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; (iii) there is a consummation of any reorganization, merger, consolidation or share exchange as a result of which the common stock of SunTrust shall be changed, converted or exchanged into or for securities of another corporation (other than a merger with a wholly-owned subsidiary of SunTrust) or any dissolution or liquidation of SunTrust or any sale or the disposition of 50% or more of the assets or business of SunTrust; or (iv) there is a consummation of any reorganization, merger, consolidation or share exchange unless (A) the persons who were the beneficial owners of the outstanding shares of the common stock of SunTrust immediately before the consummation of such transaction beneficially own more than 65% of the outstanding shares of the common stock of the successor or survivor corporation in such transaction immediately following the consummation of such transaction and (B) the number of shares of the common stock of such successor or survivor corporation beneficially owned by the persons described in Section 2.6(iv)(A) immediately following the consummation of such transaction is beneficially owned by each such person in substantially the same proportion that each such person had beneficially owned shares of SunTrust common stock immediately before the consummation of such transaction, provided (C) the percentage described in Section 2.6(iv)(A) of the beneficially owned shares of the successor or survivor corporation and the number described in Section 2.6 (iv)(B) of the beneficially owned shares of the successor or survivor corporation shall be determined exclusively by reference to the shares of the successor or survivor corporation which result from the beneficial ownership of shares of common stock of SunTrust by the persons described in Section 2.6(iv)(A) immediately before the consummation of such transaction.

2.7	“Change in Control Agreement” means a change in control agreement by and between SunTrust and an Executive.

2.8
“Change in Control Termination” means an Executive’s Separation from Service due to an involuntary termination of employment without Cause or resignation for Good Reason during an Executive’s Protection Period.

2.9	“Code” means the Internal Revenue Code of 1986, as amended.

2.10	“Committee” means the Compensation Committee of the Board.

2.11
“Disability” means the Executive is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Executive’s employer and, in addition, has begun to receive benefits under SunTrust’s Long-Term Disability Plan.

2.12	“Effective Date” means the effective date of this Plan, which is April 22, 2014. The Plan was approved by the Committee on January 9, 2014.

2.13
“Equivalent Position” means a job that will not result in a “material negative change” to the existing employment relationship of the Executive with SunTrust or an Affiliate, within the meaning of Treas. Reg. §1.409A-1(n)(2)(i). For purposes of this definition, a job will not result in a material negative change to the Executive when compared to his existing employment relationship if such job meets all of the following requirements:

a.
It does not require significantly more business-related travel on an ongoing basis than the Executive’s present position. Business-related travel means travel for or on behalf of the Company or an Affiliate, which requires the Executive to stay overnight away from the Executive’s residence. Unless the Plan Administrator announces otherwise, an anticipated increase of 33% or more in required business-related travel for the new position is treated as significant provided, however, if the anticipated travel increase for the new position is three (3) or fewer nights per month, this increase will not be considered significant, regardless of the percentage increase.

b.	It is at the same location, or at a location requiring an additional commute (one-way) of no more than 25 additional miles from the Executive’s current residence to the Executive’s new work location.

c.	It has an annual base salary that is at least 90% of the Executive’s current annual base salary.

The Plan Administrator may modify the rules and adopt new rules for determining the comparability of positions. The Plan Administrator has sole and complete discretion to determine whether a particular job is an Equivalent Position and the Plan Administrator’s decision shall be binding on all persons, and there is no right of appeal except as provided in this Plan’s claims procedures.

2.14	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

2.15	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.16	“Executive” means, for purposes of the Plan: (1) members of the Executive Leadership Team and (2) all other Enterprise Level Executives not included in (1) above.

2.17	“Executive Leadership Team” means the Chief Executive Officer, all direct reports to the CEO and such other Enterprise Level Executives as designated by the CEO.

2.18	“FIP” means a functional incentive plan which provides a short-term bonus or commissions to certain Executives that are not eligible to participate in the AIP.

2.19	“Good Reason” means:

a.	Without the Executive’s express written consent, SunTrust or any Affiliate after a Change in Control but before the end of Executive’s Protection Period:

i.	reduces the Executive’s base salary or opportunity to receive comparable incentive compensation or bonuses;

ii.	reduces the scope of the Executive’s principal or primary duties, responsibilities or authority;

iii.
transfers the Executive’s primary work site from the Executive’s primary work site on the date of such Change in Control or, if the Executive subsequently consents in writing to such a transfer, from the primary work site which was the subject of such consent, to a new primary work site which is outside the “standard metropolitan statistical area” which then includes the Executive’s then-current primary work site unless such new primary work site is closer to the Executive’s primary residence than the Executive’s then-current primary work site; or

iv.
fails to continue to provide to the Executive health and welfare benefits, deferred compensation and retirement benefits, stock option and restricted stock grants that are in the aggregate comparable to those provided to the Executive immediately prior to the Change in Control.

b.	Notwithstanding Section 2.19(a), no such act or omission shall be treated as “Good Reason” under the Plan unless:

i.
With respect to the Chief Executive Officer and the Plan Administrator if the Plan Administrator is an Executive, the Executive delivers to the Committee a detailed, written statement of the basis for the Executive’s belief that such act or omission constitutes Good Reason, (2) the Executive delivers such statement before the later of (A) the end of the ninety (90) day period which starts on the date there is an act or omission which forms the basis for the Executive’s belief that Good Reason exists or (B) the end of the period mutually agreed upon for purposes of this Section 2.19(b)(i)(1) in writing by the Executive and the Chairman of the Committee, (3) the Executive gives the Committee a thirty (30) day period after the delivery of such statement to cure the basis for such belief and (4) the Executive actually submits his or her written resignation to the Committee during the sixty (60) day period which begins immediately after the end of such thirty (30) day period if the Executive reasonably and in good faith determines that Good Reason continues to exist after the end of such thirty (30) day period, or

ii.
With respect to all other Executives, the Executive delivers to the Plan Administrator a detailed, written statement of the basis for the Executive’s belief that such act or omission constitutes Good Reason, (2) the Executive delivers such statement before the end of the ninety (90) day period which starts on the date there is an act or omission which forms the basis for the Executive’s belief that Good Reason exists, (3) the Executive gives the Plan Administrator a thirty (30) day period after the delivery of such statement to cure the basis for such belief and (4) the Executive actually submits his or her written resignation to the Plan Administrator during the sixty (60) day period which begins immediately after the end of such thirty (30) day period if the Executive reasonably and in good faith determines that Good Reason continues to exist after the end of such thirty (30) day period, or

iii.
SunTrust states in writing to the Executive that the Executive has the right to treat such act or omission as Good Reason under the Plan and the Executive resigns during the sixty (60) day period which starts on the date such statement is actually delivered to the Executive;

c.	If (1) the Executive gives the Committee or the Plan Administrator the statement described in Section 2.18(b)(i)(1) or 2.18(b)(ii)(1) before the end of the thirty

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(30) day period which immediately follows the end of the Protection Period and the Executive thereafter resigns within the period described in Section 2.18(b)(i) or 2.18(b)(ii), or (2) SunTrust provides the statement to the Executive described in Section 2.18(b)(iii) before the end of the thirty (30) day period which immediately follows the end of the Protection Period and the Executive thereafter resigns within the period described in Section 2.18(b)(iii); then (3) such resignation shall be treated under this Plan as if made in the Executive’s Protection Period; and

d.
If the Executive consents in writing to any reduction described in Sections 2.18(a)(i) or 2.18(a)(ii), to any transfer described in Section 2.18(a)(iii) or to any failure described in Section 2.18(a)(iv) in lieu of exercising the Executive’s right to resign for Good Reason and delivers such consent to SunTrust, the date such consent is delivered to SunTrust thereafter shall be treated under this definition as the date of a Change in Control for purposes of determining whether the Executive subsequently has Good Reason under this Plan to resign as a result of any subsequent reduction described in Sections 2.18(a)(i) or 2.18(a)(ii), any subsequent transfer described in Section 2.18(a)(iii) or any subsequent failure described in Section 2.18(a)(iv).

2.20
“Key Employee” means an employee treated as a “specified employee” (as defined under Code Section 409A(a)(2)(B)(i)) of SunTrust or any Affiliate as of his Separation from Service if SunTrust or any Affiliate’s common stock is publicly traded on an established securities market or otherwise (i.e., a key employee (as defined in Code Section 416(i) without regard to paragraph (5) thereof)). Key Employees shall be determined in accordance with Code Section 409A using a December 31 identification date. A listing of Key Employees as of an identification date shall be effective for the 12-month period beginning on the April 1 following the identification date.

2.21    “Key Employee Delay” means the period of delay defined in Section 4.4(a).

2.22
“Plan” means this SunTrust Banks, Inc. Executive Severance Pay Plan as set forth in this document and any related exhibits and attachments and all amendments to this document and any related exhibits and attachments.

2.23
“Plan Administrator” means an entity (including an Affiliate), a committee or an individual who is appointed in writing by the Committee to serve as Plan Administrator for the Plan. If there is no such appointment, SunTrust shall serve as the Plan Administrator and its administrative duties are carried out under the direction of SunTrust’s Chief Human Resource Officer.

2.24	“Plan Year” means the calendar year.

2.25	“Protection Period” means the two (2) year period which begins on a Change in Control.

2.26	“Qualifying Termination” means an Executive’s involuntary Separation from Service with SunTrust and all Affiliates, other than during an Executive’s Protection Period, because of a reduction-in-force (RIF); job elimination; consolidation, merger or divestiture; or a job evaluation that results in changes to the Executive’s existing position such that the existing and the new positions are not Equivalent Positions. A Qualifying Termination does not include a termination of an Executive’s employment due to any of the following reasons:

a.	An involuntary termination of employment for any reason not listed above;

b.	A voluntary termination of employment by the Executive;

c.	A voluntary transfer to a position within the SunTrust controlled group;

d.	An offer of an Equivalent Position by SunTrust or an Affiliate or a transfer to an Equivalent Position with SunTrust or an Affiliate;

e.	A demotion, transfer or termination resulting from disciplinary action, poor job performance or for Cause;

f.
A transfer of employment or job reassignment in connection with a sale of assets or stock, or a merger, or other means of acquisition or divestiture of any SunTrust entity or an Affiliate (including but not limited to, an Affiliate, a Company or a division, unit, subsidiary or other part of SunTrust, a Company or an Affiliate);

g.	A continuation of employment with a SunTrust entity after it ceases to be part of the SunTrust controlled group as a result of a corporate transaction;

h.	A transfer of employment or job reassignment to an entity outside the SunTrust controlled group in connection with an outsourcing, leasing, subcontracting, secondment, or similar transaction; or

i.	Acceptance of any position with SunTrust or an Affiliate, regardless of whether such position is an Equivalent Position.

The Plan Administrator has sole and full discretion and is directly responsible for determining whether an Executive’s Separation from Service is a Qualifying Termination.

2.27	“Separation from Service” or “Separates from Service” means a “separation from service” within the meaning of Code Section 409A.

2.28	“Severance Amount” means the applicable lump sum severance payment described in Section 4.2 and 5.2 herein.

2.29	“SunTrust” means SunTrust Banks, Inc. and any successor to SunTrust.

2.30	“Target Bonus Percentage” means

a.	If an Executive participates in the AIP at the time of his Separation from Service during the Protection Period, the Target Bonus

Percentage means the target bonus percentage determined under the AIP.

b.
If an Executive was not eligible to participate in the AIP but participates in a FIP at the time of his Separation from Service during the Protection Period, the amount described in this Target Bonus Percentage shall mean the average of the Executive’s payments under the FIP for the three (3) complete Plan Years immediately preceding Separation from Service expressed as a percent of the Executive’s Base Salary.

c.
In the event an Executive was not eligible to participate in the AIP or any FIP at Separation from Service during the Protection Period, the amount described in this Section 2.29 shall be the average of the Executive’s annual bonus for the three (3) complete Plan Years immediately preceding Separation from Service expressed as a percent of the Executive’s Base Salary.

ARTICLE 3

PARTICIPATION

3.1
Eligible Executives. The Executives eligible to participate in the Plan shall be designated by the Plan Administrator. Executives shall be notified in writing of their selection to participate in the Plan. Notwithstanding anything to the contrary, an Executive who is party to Change in Control Agreement will not be eligible for benefits under Article 5 until such Change in Control Agreement expires in accordance with its terms.

3.2	Revocation of Participation. The Plan Administrator in its absolute discretion may revoke an Executive’s right to participate in the Plan at any time except as set forth in Section 11.1.

3.3
Termination of Participation. An individual’s status as an Executive shall terminate and the Executive shall cease eligibility for benefits under the Plan on the earliest to occur of the following events:

a.
The date, prior to a Change in Control, on which the Executive separates from service with a Company for any reason that is not a Qualifying Termination or the Executive otherwise loses eligibility status (e.g., transfer to an ineligible job classification);

b.	The date after a Change in Control on which the Executive separates from Service due to Termination for Cause or voluntary termination other than for Good Reason;

c.	The date the Plan Administrator revokes the Executive’s right to participate in the Plan pursuant to Section 3.2 above; or

d.	The date on which the Plan terminates or the effective date of a Plan amendment that excludes the Executive from eligibility.

3.4    Committee Actions. Notwithstanding anything in this Article 3 to the contrary, any actions with respect to participation or termination of participation in connection with the Chief Executive Officer or the Plan Administrator if the Plan Administrator is an Executive, shall be taken by the Committee.

ARTICLE 4

PAYMENT UPON QUALIFYING TERMINATION

4.1
Eligibility for Benefits. If an Executive has a Qualifying Termination and satisfies all of the following requirements through the date of his Qualifying Termination, SunTrust shall pay or provide to the Executive the payments and benefits set forth in this Article 4.

a.
The Executive must continue working through the date designated as his Qualifying Termination date. With the consent of the Plan Administrator, the Executive’s manager may, in his or her discretion, decide that the Executive has performed all transitional and other duties required and may release the Executive early from the obligation to perform further duties through the date of his scheduled Qualifying Termination.

b.
The Executive must continue to perform all responsibilities assigned to him at a satisfactory level including maintaining at least a 2 In Balance rating as determined by the Plan Administrator through his termination date (or his release date, if earlier).

c.	The Executive must conduct himself in a manner consistent with the high standards expected of all SunTrust employees and in accordance with the SunTrust Code of Business Conduct and Ethics.

d.
The Executive must not decline an offer of an Equivalent Position with a Company, prior to the Executive’s designated Qualifying Termination date, even if his or her manager has released the Executive earlier than such designated date.

4.2	Determination of Severance Amount. The Severance Amount payable in accordance with this Article 4 is an amount equal to the following:

a.	With respect to the Chief Executive Officer, an amount equal to one-hundred and four (104) weeks of Base Salary.

b.	With respect to the Executive Leadership Team (excluding the Chief Executive Officer), an amount equal to seventy-eight (78) weeks of Base Salary.

c.	With respect to Other Enterprise Level Executives, an amount equal to fifty-two (52) weeks of Base Salary.

4.3
Repayment. If an Executive receives a benefit under this Plan and is subsequently rehired by SunTrust or an Affiliate, the Executive will be required to repay any severance amount corresponding to the period from the date of rehire to the end of the period for which the Executive was paid the Severance Amount.

4.4	Manner of Payment.

a.
Form and Timing. The Severance Amount described in Section 4.2 shall be paid in cash to the Executive in a single lump sum sixty (60) days after the Executive’s Separation from Service. Notwithstanding the foregoing, if the Executive is a Key Employee, the Severance Amount shall be paid in a lump sum on the first day of the seventh month following the date on which the Executive Separates from Service (or, if earlier, the first day of the month after the Executive’s death) (the period of delay prior to payment shall be referred to hereafter as the “Key Employee Delay”). During the Key Employee Delay, interest shall accrue on the Severance Amount at the “prime rate” as reported by SunTrust Bank or its successor on the date the Executive Separates from Service or, if such rate is not reported on such date, such rate as so reported on the last business day before the Executive’s Separation from Service.

b.
Earned but Unpaid Salary, Bonus and Vacation.  SunTrust shall promptly pay the Executive any earned but unpaid base salary and bonus, shall promptly pay the Executive for any earned but untaken vacation and shall promptly reimburse the Executive for any incurred but unreimbursed expenses which are otherwise reimbursable under SunTrust’s expense reimbursement policy as in effect for senior executives immediately before the Executive’s employment so terminates.

c.
Other Benefits. Any other employee benefits or incentive compensation plans for which an Executive is eligible will be provided in accordance with the terms of the applicable employee benefit or incentive compensation plan. In addition, the Plan Administrator may offer reasonable outplacement services to any Executive who is determined to be eligible for severance pay under this Plan, at the level and for the period determined by the Plan Administrator, to assist the Executive in his or her new job search. In no event, however, shall expenses related to such outplacement services be incurred beyond the last day of the second year following the year in which the Separation from Service occurs and such expenses must be paid/reimbursed on or before the end of the third year following the year in which the Separation from Service occurs.

4.5    Committee Actions. Notwithstanding anything in this Article 4 to the contrary, any actions with respect to participation or termination of participation in connection with the Chief Executive Officer or the Plan Administrator if the Plan Administrator is an Executive, shall be taken by the Committee.

ARTICLE 5

PAYMENT UPON A CHANGE IN CONTROL TERMINATION

5.1
Eligibility for Benefits. Except as set forth in Section 5.5 below), if an Executive has a Change in Control Termination, SunTrust shall pay or provide to the Executive the payments and benefits set forth in this Article 5.

5.2	Determination of Severance Amount. The Severance Amount payable in accordance with this Article 5 is an amount equal to the following:

a.
With respect to the Chief Executive Officer, an amount equal to one-hundred and four (104) weeks of Base Salary plus an amount equal to two (2) times the Executive’s Target Bonus Percentage multiplied by Base Salary.

b.
With respect to the Executive Leadership Team (excluding the Chief Executive Officer), an amount equal to one-hundred and four (104) weeks of Base Salary plus an amount equal to two (2) times the Executive’s Target Bonus Percentage multiplied by Base Salary.

c.
With respect to Other Enterprise Level Executives, an amount equal to fifty-two (52) weeks of Base Salary plus an amount equal to one (1) times the Executive’s Target Bonus Percentage multiplied by Base Salary.

5.3	Manner of Payment.

a.
Form and Timing. The Severance Amount described in Section 5.2 shall be paid in cash to the Executive in a single lump sum sixty (60) days after the Executive’s Separation from Service. Notwithstanding the foregoing, if the Executive is a Key Employee, the Severance Amount shall be paid in a lump sum on the first day of the month following Key Employee Delay. During the Key Employee Delay, interest shall accrue on the Severance Amount at the “prime rate” as reported by SunTrust Bank or its successor on the date the Executive Separates from Service or, if such rate is not reported on such date, such rate as so reported on the last business day before the Executive’s Separation from Service.

b.
Earned but Unpaid Salary, Bonus and Vacation.  SunTrust shall promptly pay the Executive any earned but unpaid base salary and bonus, shall promptly pay the Executive for any earned but untaken vacation and shall promptly reimburse the Executive for any incurred but unreimbursed expenses which are otherwise reimbursable under SunTrust’s expense reimbursement policy as in effect for senior executives immediately before the Executive’s termination of employment.

c.	Other Benefits.

i.
Stock Options.  Notwithstanding the terms of any plan or agreement under which an option was granted, each outstanding stock option granted to the Executive by SunTrust shall immediately become fully vested and exercisable on the date of the Executive’s termination of employment. For purposes of determining when the Executive’s right to exercise each such option expires, the Executive shall be deemed to continue to be employed by SunTrust for the number of weeks of Base Salary the Executive is eligible to receive under Section 5.2; provided, however, in no event shall the Executive’s right to exercise the option extend beyond the earlier of (i) the latest date upon which the option could have expired by its original terms under any circumstances; or (ii) the tenth (10th) anniversary of the original date of grant.

ii.
Restricted Stock and Restricted Stock Units.  Restrictions on any outstanding restricted stock grants or restricted stock unit awards, if any, to the Executive by SunTrust shall immediately expire and the Executive’s right to such stock or stock units shall be non-forfeitable in accordance with the Change in Control provisions of the agreement under which such grants or awards were made.

iii.
Performance Stock and Performance Stock Units. Outstanding performance stock grants or performance stock unit awards, if any, to the Executive by SunTrust shall vest in accordance with the Change in Control provisions of the agreement under which such grants or awards were made.

iv.
Bonus Award.  Payments under this Section 5.3(c)(iv) shall reduce any amounts otherwise payable pursuant to the terms of the AIP or FIP, as applicable, at the end of the calendar year in which the Executive terminates employment. Notwithstanding anything herein to the contrary, any portion of the amounts set forth below that have been elected or scheduled to be deferred and credited under the SunTrust Banks, Inc. Deferred Compensation Plan or any other nonqualified plan maintained by SunTrust or an Affiliate shall not be paid under this Section 5.3(c)(iv).

(A)
AIP.  If the Executive participates in the AIP, SunTrust shall pay the Executive sixty (60) days after the Executive’s Separation from Service, a portion of the Executive’s target bonus or, if greater, the Executive’s projected bonus under the AIP for the calendar year in which the Executive’s employment terminates, where  the Executive’s projected bonus shall be no less than the bonus which would have been projected under the AIP on the date of the Change in Control, and  such portion shall be determined by multiplying such target bonus or, if greater, such projected bonus by a fraction, the numerator of which shall be the number of days the Executive is employed in such calendar year and the denominator of which shall be the number of days in such calendar year.

(B)
FIP.  If the Executive was not eligible to participate in the AIP, but participates in a FIP, SunTrust shall pay the Executive sixty (60) days after the Executive’s Separation From Service an amount equal to the average of the Executive’s payments under the FIP for the three (3) complete Plan Years immediately preceding Separation from Service, multiplied by a fraction, the numerator of which shall be the number of days the Executive is employed in such calendar year and the denominator of which shall be the number of days in such calendar year.

5.4
Termination in Anticipation of Change in Control.  The Executive shall be treated under Section 5.1 as if the Executive’s employment had been terminated without Cause or the Executive had resigned for Good Reason during the Executive’s Protection Period if (1)(A) the Executive’s employment is terminated by SunTrust or an Affiliate without Cause on or after the date the shareholders of SunTrust approve any transaction described in Section 2.6(iii) or Section 2.6(iv) but before the Change in Control which results from such approval, or (B) the Executive resigns for Good Reason on or after the date the shareholders of SunTrust approve any transaction described in Section 2.6(iii) or Section 2.6(iv) but before the Change in Control which results from such approval; and (2) there is a Change in Control which results from such shareholder approval. The Executive shall receive the Severance Amount described in Section 5.2 in a single lump sum following the later of: (x) the Executive’s Separation from Service (with payment in accordance with Section 5.3(a), or (y) the date of the Change in Control. If the date of the Change in Control is the later event, payment shall be treated as made upon the lapse of a substantial risk of forfeiture under Treas. Reg. § 1.409A-3(i)(1)(i) and treated as paid on the date of such Change in Control.

5.5
Change in Control Agreements/No Duplication of Benefits. An Executive who is a party to a Change in Control Agreement shall not be eligible for any Severance Amount or other benefits or payments under this Article 5 until the Change in Control Agreement expires in accordance with its terms.

5.6
Limitation on Payments under Certain Circumstances. If SunTrust or SunTrust’s independent accountants determine that any payments and benefits called for under this Plan, solely because of a Change in Control, together with any other payments and benefits made available to the Executive by SunTrust or an Affiliate (each, a “Payment”) will result in any portion of such Payments being subject to an excise tax under Code Section 4999 or any like or successor section thereto (the “Excise Tax”), then the Payments shall be reduced (but not below zero) so that the amount of the Payments (after reduction) shall be one dollar ($1.00) less than the amount which would cause the Payments to be subject to the Excise Tax (the “Reduced Amount”); provided that such Payments shall not be reduced if, without such reduction, the

Executive would receive and retain, on a net after-tax basis (taking into account all applicable taxes payable by Executive, including any Excise Tax), an amount of the Payments which is greater than the amount, on a net after-tax basis, that the Executive would be entitled to retain upon receipt of the Reduced Amount.

To the extent a reduction is required under this Section 5.6, SunTrust shall reduce or eliminate the Payments in accordance with this Section 5.6 and in a manner consistent with the requirements of Code Section 409A. Any reduction in Payments shall occur first with respect to amounts that are not subject to Code Section 409A in the following order: (a) reduction of cash payments, beginning with payments scheduled for the latest distribution date; (b) reduction of vesting acceleration of equity awards; and (c) reduction of other benefits paid or provided to the Executive. If, after the reduction to zero of the amounts described above, further reductions are required under this Section 5.6, SunTrust shall reduce all Payments subject to Code Section 409A on a pro rata basis (but not below zero). This Section 5.6 shall take precedence over the provisions of any other plan, arrangement or agreement governing the Executive’s rights and entitlements to any payments or benefits.

Any determination under this Section 5.6 by SunTrust or SunTrust’s independent accountants shall be made at SunTrust’s expense and in accordance with Code Section 280G and any applicable related regulations (whether proposed, temporary or final) and any related Internal Revenue Service rulings and any related case law.

ARTICLE 6

LIMITATIONS/RELEASE

6.1
Restrictive Covenant Agreement. As a condition of becoming a participant and receiving any payments or benefits under the Plan, each Executive will be required to provide a written acknowledgement of his participation in the Plan and shall be subject to the covenants described in this Section 6.1.

a.
No Solicitation of Customers or Clients.  The Executive shall not during the Restricted Period, directly or indirectly, for himself or on behalf of any Business Entity other than SunTrust or an Affiliate, solicit or attempt to solicit any Customer for the purpose of marketing, providing, servicing, or selling, any product or service then marketed, provided, serviced, or sold by SunTrust or any Affiliate in any line of business in connection with which Executive had Material Contact with such Customer. Nothing contained in this Section 6.1(a) will prohibit public advertising or public solicitations (such as television advertisements directed to the general public) of Customers, potential customers or clients of SunTrust or any Affiliate in general so long as the advertising and solicitations are not specifically directed to Customers, potential customers or clients of SunTrust or any Affiliate.

b.
Anti-pirating of Employees. Absent the Plan Administrator’s written consent, an Executive will not during the Restricted Period solicit to employ on the Executive’s own behalf or on behalf of any other person, firm or corporation, any person who was employed by SunTrust or an Affiliate during the term of the Executive’s employment by SunTrust or an Affiliate (whether or not such employee would commit a breach of contract), and who has not ceased to be employed by SunTrust or an Affiliate for a period of at least one (1) year. Nothing contained in this Section 3 will prohibit public advertising or public solicitations (such as want-ads directed to the general public) of any person employed during such period by SunTrust or an Affiliate in general so long as the advertising and solicitations are not specifically directed to any employee or former employee of SunTrust or an Affiliate.

c.	Trade Secrets and Confidential Information. By participating in this Plan, the Executive agrees that:

i.
the Executive will hold in a fiduciary capacity for the benefit of SunTrust and each Affiliate, and will not directly or indirectly use or disclose, any Trade Secret that Executive may have acquired during the term of the Executive’s employment by SunTrust or an Affiliate for so long as such information remains a Trade Secret; and

ii.	during the Restricted Period, the Executive will hold in a fiduciary capacity for the benefit of SunTrust and each Affiliate, and will not directly or indirectly use or disclose, any Confidential or Proprietary Information that the Executive may have acquired (whether or not developed or compiled by the Executive and whether or not the Executive was authorized to have access to such information) during the term of, in the course of, or as a result of the Executive’s employment by SunTrust or an Affiliate.

d.	Definitions

i.	“Business Entity” means any individual, partnership, association, corporation, trust, limited liability company, unincorporated organization, or any other business entity or enterprise.

ii.
“Confidential or Proprietary Information” means any secret, confidential, or proprietary information of SunTrust or a SunTrust Affiliate (not otherwise included in the definition of Trade Secret below) that has not become generally available to the public by the act of one who has the right to disclose such information without violating any right of SunTrust or an Affiliate.

iii.	“Customer” means any Business Entity to whom SunTrust or any SunTrust Affiliate provides any product or service, and with whom the Executive had Material Contact.

iv.
“Material Contact” means any interaction between the Executive and any Business Entity that takes place in an effort to establish, maintain, or further a business relationship on behalf of SunTrust or any SunTrust Affiliate.

v.
“Restricted Period” means the period which starts on the date the Executive’s employment by SunTrust or an Affiliate terminates under circumstances which require SunTrust to make the payments and provide the benefits described in Article 4 or Article 5 of the Plan and which ends on the earlier of (a)(i) the first anniversary of such termination date for purposes of Section 3 herein and (ii) the second anniversary of such termination date for all other purposes under the Plan, or (b) on the first date following such a termination on which SunTrust breaches any obligation to the Executive under the Plan.

vi.
“Trade Secret” means information, including, but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers that:

(A)	derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by,

other persons who can obtain economic value from its disclosure or use, and

(B)	is the subject of reasonable efforts by SunTrust or an Affiliate to maintain its secrecy.

e.
Reasonable and Necessary Restrictions and Non-Disparagement. The Executive acknowledges that the restrictions, prohibitions and other provisions set forth in this Agreement, including without limitation the Restricted Period, are reasonable, fair and equitable in scope, terms and duration; are necessary to protect the legitimate business interests of SunTrust; and are a material inducement to SunTrust to provide the benefits under the Plan. The Executive covenants that he will not challenge the enforceability of this these Restrictive Covenants nor will he raise any equitable defense to its enforcement. Further, the Executive and SunTrust each agree not to knowingly make false or materially misleading statements or disparaging comments about the other during the Restricted Period.

6.2
Release. As a condition of payment under the Plan, the Executive must sign a release, satisfactory to the Plan Administrator, waiving all rights to file any claim against SunTrust, any Affiliate, directors, officers, employees, or agents relating to the Executive’s employment or separation from service or against the Plan and its fiduciaries and agreeing to such confidentiality provisions and such other restrictions as the Committee deems appropriate.

6.3
Timing of Release.  SunTrust shall provide the release to the Executive promptly following Separation from Service, and such release and covenant not to sue must be executed and all revocation periods shall have expired in accordance with its terms, but in no case later than sixty (60) days after Separation from Service. If the Executive fails to execute a timely release, payments under the Plan shall be forfeited.

6.4
Taxes. All required federal, state and local taxes will be withheld from the cash lump sum severance payment. In addition, any financial obligations the Executive has to SunTrust or an Affiliate will be deducted from the lump sum severance payment.

6.5
No Increase in Other Benefits; No Other Severance Pay.  Severance Amounts payable under Article 4 or Article 5 shall not be taken into account to increase the benefits otherwise payable to, or on behalf of, the Executive under any employee benefit plan, policy or program, whether qualified or nonqualified, maintained by SunTrust or an Affiliate (e.g., there will be no increase in the Executive’s life insurance because of compensation the Executive receives under this Plan) and, further, the Executive has no right to any payment of severance pay and severance benefits under the SunTrust Banks, Inc. Severance Pay Plan or any other severance pay plan, policy or program maintained by SunTrust or an Affiliate or under any individual severance agreement or employment agreement subject to the condition that SunTrust not be relieved of any of its obligations under any Change in Control Agreement until such time as such Change in Control Agreement expires in accordance with its terms.

6.6
No Severance Pay upon Death or Disability.  SunTrust will have no obligations to the Executive under this Plan if the Executive’s employment terminates exclusively as a result of the Executive’s death or the Executive is no longer actively at work due to Disability.

ARTICLE 7

SOURCE OF BENEFITS

Benefits payable under this Plan shall be paid from the general assets of SunTrust.

ARTICLE 8

CLAIMS

8.1
Claims. All claims for benefits under this Plan shall be made, reviewed, processed, paid or denied and appealed in accordance with the terms and conditions of the provisions of the claims procedures as set forth in the Plan’s summary plan description. Before an Executive or his representative files a lawsuit claiming benefits under this Plan, the Executive must exhaust his right under the Plan’s claim procedures, and all or part of the Executive’s claim must be initially denied and then denied on appeal. Notwithstanding any other provision of the Plan or the summary plan description to the contrary, all claims for payment of severance benefits under this Plan must be filed with the Plan Administrator within 12 months after the earlier of the date the Executive separates from service or the date of the event that the Executive claims is the triggering event that gives rise to his entitlement to severance benefits under this Plan. Any such claim submitted after the applicable 12-month period will not be considered for payment under this Plan. If an Executive wishes to bring a lawsuit related to a claim for benefits under this Plan, the lawsuit must be filed no later than 24 months after the date on which such Executive’s claim is denied on appeal. In the event an Executive is incapacitated, the Executive’s personal representative may file a claim on the Executive’s behalf as long as it is filed within a reasonable time after the end of the applicable 12-month period for filing claims. The preceding restrictions on the time for filing claims under the Plan’s claims procedures and the time for filing a lawsuit shall not apply to any claim for breach of fiduciary duty, which shall be governed by the time periods set forth in ERISA section 413.

8.2
No Estoppel of Plan. No person is entitled to any benefit under this Plan except and to the extent expressly provided under this Plan. The fact that payments have been made from this Plan in connection with any claim for benefits under this Plan does not (i) establish the validity of the claim, (ii) provide any right to have such benefits continue for any period of time, or (iii) prevent this Plan from recovering the benefits paid to the extent that SunTrust or the Plan Administrator determines that there was no right to payment of the benefits under this Plan. Thus, if a benefit is paid under this Plan and it is thereafter determined by SunTrust or the Plan Administrator that such benefit should not have been paid (whether or not attributable to an error by the Executive, SunTrust, the Plan Administrator, or any other person), then SunTrust or the Plan Administrator may take such action as SunTrust or the Plan Administrator deems necessary or appropriate under the circumstances, including without limitation, (i) deducting the amount of any such overpayment theretofore made to or on behalf of such Executive from any succeeding payments to or on behalf of such Executive under this Plan or from any amounts due or owing to such Executive by SunTrust or any Affiliate or under any other plan, program or arrangement benefiting the employees or former employees of SunTrust or any Affiliate, or (ii) otherwise recovering such overpayment from whoever has benefited from it.

8.3
If SunTrust or the Plan Administrator determines that an underpayment of benefits has been made, SunTrust or the Plan Administrator shall take such action as it deems necessary or appropriate under the circumstances to remedy such situation. However, in no event shall interest be paid on the amount of any underpayment.

ARTICLE 9

ADMINISTRATION

9.1
Administration.  The Plan Administrator is the named fiduciary of the Plan.  The Plan Administrator may appoint, as it deems necessary or advisable, an individual or committee to act as its representative in matters affecting the Plan.  The Plan Administrator shall have authority to control and manage the operation and administration of the Plan in good faith, and may adopt rules and regulations consistent with the terms of the Plan and necessary or advisable to administer the Plan properly and efficiently.

9.2
Discretionary Authority. The Plan Administrator shall have the exclusive responsibility and complete discretionary authority to control the operation and administration of the Plan, with all powers necessary to enable it to properly carry out its responsibilities under the Plan, including, but not limited to, the power to define and construe the terms of this Plan, to determine status, coverage and eligibility for benefits, to resolve all interpretative, equitable and other questions that arise in the operation and administration of this Plan, to adopt and implement rules to carry out the administration of the Plan, and to settle any and all disputed claims that may arise. The grant of such sole and complete discretionary authority to the Plan Administrator in the exercise of all its powers and duties is intended to invoke the arbitrary-and-capricious standard of review as opposed to the de novo standard.

9.3
Designees. The Plan Administrator may delegate all or any portion of its authority under the Plan to any other person(s). Any other person designated as named fiduciary or a Plan Administrator designated as responsible for a particular aspect of the control, management or administration of this Plan shall have the exclusive responsibility and complete discretionary authority to control those aspects of the operation and administration of the Plan with respect to which such designation is made, including, but not limited to, the power to determine benefits payable, to resolve all interpretative equitable and other questions that shall arise in the operation and administration of the particular aspect of the Plan over which such person has such discretionary authority, and to settle any and all disputed claims that may arise with respect to such aspect of the Plan.

9.4
Service as Fiduciary. A person may serve in more than one fiduciary capacity (as defined in ERISA) with respect to this Plan, and a fiduciary may be an Executive provided such person otherwise satisfies the requirements for participation under this Plan and he or she does not participate in any decisions that affect him or her specifically as an individual executive. All actions or determinations of SunTrust, the Committee, any person designated as a named fiduciary or a Plan Administrator on all matters within the scope of their authority under this Plan shall be final, conclusive and binding on all persons and there is no right of appeal except as provided under the Plan’s claims procedures.

ARTICLE 10

INDEMNIFICATION

SunTrust and its Affiliates (to the extent permissible under law and consistent with their charters and bylaws) shall indemnify and hold harmless any employee, including any member of the Committee if acting as Plan Administrator or in any fiduciary capacity with respect to the Plan, for any liability, loss, expense, assessment or other cost of any kind or description whatsoever, including legal fees and expenses, which such employee may actually incur for his or her acts and omissions in the administration of the Plan.

ARTICLE 11

AMENDMENT AND TERMINATION

11.1
Amendment. Except as set forth in Section 11.3 below, SunTrust reserves the right, through action of the Committee at any time and from time to time, to amend this Plan in any respect whatsoever. An amendment may be made retroactively but a retroactive amendment may not affect any benefits for which an Executive is entitled due to a Qualifying Termination or a Change in Control Termination prior to the adoption of such amendment. An amendment may affect the payment of benefits under the Plan if necessary to cause the Plan to meet the applicable qualification requirements of the Code or ERISA.

11.2
Termination. Except as set forth in Section 11.3 below, SunTrust, through action of the Committee, reserves the right at any time to terminate the Plan. After such termination, SunTrust and the Affiliates shall have no obligation or duty whatsoever to pay or to fund benefits or to pay expenses of this Plan except for those expenses of this Plan accrued through the date of such termination.

11.3
Amendment or Termination on or after a Potential Change in Control or a Change in Control. No amendment adverse to the interest of the Executives may be adopted nor may the Plan be terminated (1) during the period commencing with a Potential Change in Control and ending on the second anniversary of the resulting Change in Control or (2) during the period commencing with the Change in Control and ending on the second anniversary of the Change in Control. For purposes of this Section 11.3, a “Potential Change in Control” is deemed to have occurred on the date the shareholders of SunTrust approve any transaction described in Section 2.6(iii) or Section 2.6(iv) and there is a Change in Control which results from such shareholder approval.

11.4
Compliance with Laws. Notwithstanding any other provision of the Plan or the summary plan description, SunTrust, through action of the Plan Administrator, may delay any benefit payment under the Plan and may refuse to pay any benefit otherwise due under the Plan, if the Plan Administrator, in its sole discretion, believes that any such payment may violate any law, ruling or regulation that applies to SunTrust or any of its Affiliates or any Executive. To the extent applicable, the Plan is intended to comply with Code Section 409A and official guidance issued thereunder and shall be interpreted, operated and administered in a manner consistent with this intention.

ARTICLE 12

MISCELLANEOUS

12.1
Spendthrift Clause. Except to the extent permitted by law, no benefit, payment or distribution under this Plan shall be subject to the claim of any creditor of an Executive or to any legal process by any creditor of an Executive, and no Executive shall have any right to alienate, commute, anticipate, or assign all or any portion of any benefit, payment or distribution under this Plan except to the extent expressly provided in this Plan. Notwithstanding the foregoing, this Section 12.1 shall not preclude the enforcement of a federal tax levy made pursuant to Code Section 6331 or the collection of an unpaid tax judgment. SunTrust and its Affiliates shall not in any manner be liable for, or subject to, the debts, contracts, liabilities, engagements or torts of any person entitled to benefits under this Plan.

12.2
Legally Incompetent. SunTrust may in its discretion direct payment due to an incompetent or disabled person, whether because of minority or mental or physical disability, or to the guardian of such person, or to the person having custody of such person, without further liability either on the part of SunTrust and its Affiliates, their officers, directors, employees or agents for the amount of such payment to the person on whose account such payment is made.

12.3
Reporting and Disclosure. SunTrust, acting through the corporate benefits area, shall act as the Plan Administrator for purposes of satisfying any reporting and disclosure requirements applicable to this Plan unless SunTrust, in its discretion, appoints another person or entity to satisfy such requirements.

12.4
Plan Not an Employment Contract. This Plan is not a contract of employment and participation in this Plan shall not give any Executive the right to be retained in the employ of SunTrust or any Affiliate.

12.5
Errors and Omissions. Individuals and entities charged with the administration of the Plan must see that it is administered in accordance with its terms as long as it is not in conflict with any other particular provision of applicable law with which it is intended to comply. If an innocent error or omission is discovered in the Plan’s operation or administration, and if SunTrust determines that it would cost more to correct the error than is warranted, and if SunTrust determines that the error did not result in discrimination prohibited by this Plan, then, to the extent that an adjustment will not, in SunTrust’s judgment, result in discrimination prohibited by the Plan, SunTrust may authorize any equitable adjustment it deems necessary or desirable to correct the error or omission.

12.6	Nonvested Benefits. Nothing in this Plan shall be construed as creating any vested rights to benefits in favor of any Executive.

12.7
Construction. The headings and subheadings in this Plan have been set forth for convenience of reference only and have no substantive effect whatsoever. Unless the context clearly indicates otherwise, references to the singular shall include the plural, references to the plural shall include the singular, references to the masculine gender shall include the feminine and references to any section shall be to a section in this Plan unless otherwise indicated. This Plan shall be construed, enforced and administered in accordance with the laws of the State of Georgia (excluding its choice-of-law rules) to the extent that such laws are not preempted by federal law.

(Signature Page Follows)

IN WITNESS WHEREOF, SunTrust Banks, Inc. has caused this Plan document, effective as of 4/22/14 to be executed and attested by its duly authorized officers on this 22nd day of April, 2014.

SUNTRUST BANKS, INC.	ATTEST

By: Becky Lynn-Crockford	By: Lauren D. Brumley
Title: FVP, Director - Total Rewards Design & Development	Title: FVP, Senior Total Rewards & Consultant

To

cc        Ken Carrig
Becky Lynn-Crockford

From	Bill Rogers

Date    April 22, 2014

Subject	Executive Severance Plan

Congratulations, as an enterprise-level executive you will participate in the new Executive Severance Plan (ESP). The ESP is a key component of the comprehensive executive total rewards framework we have created for enterprise-level executives.

Executive Total Rewards Framework

Over the last several months, the Total Rewards team has been working with executive leadership to develop a comprehensive executive total rewards framework for enterprise-level executives. The framework is intended to:

•	Provide competitive, performance-driven total rewards opportunities;

•	Balance pay, performance and risk;

•	Address current and emerging regulatory, shareholder and corporate governance concerns; and

•	Enhance the attraction, retention and motivation of key executives.

Executive Severance Plan Summary

The ESP will provide financial protection in the event of certain termination scenarios, including change-in-control. As an enterprise-level executive, you will participate in the ESP in place of the broad-based Severance Pay Plan (SPP). The table below summarizes the key terms of the ESP:

Severance Component	Executive Severance Plan
Non-CIC Cash Severance	Fixed – 52 Weeks
Basis for Non-CIC Severance Benefit Calculation	Base Salary
CIC Cash Severance	Fixed – 52 Weeks
Basis for CIC Severance Benefit Calculation	Salary + Target AIP; or three-year Average FIP *
Excise Tax Provision	“Best of Net” **
Health & Welfare Benefits	Employee Paid (COBRA)
* If functional incentive plan (FIP) participant with unspecified target.
** “Best of Net” – CIC payments are reduced to the IRS safe harbor (3.0x the 5-year average W-2 earnings of the executive) only if the executive is better off on an after-tax basis (considering income taxes and excise taxes).

While there are no immediate actions prompting this change, implementation of the ESP will address regulatory, shareholder and corporate governance issues and ensure a competitive total rewards package is provided for enterprise-level executives.

Additional information regarding the new ESP will be provided in the second quarter of 2014 once the plan document is finalized.

Please indicate your understanding and acknowledgement of participation in the Executive Severance Plan as of the date of this notification, April 22, 2014.

Sincerely,

Bill Rogers

I understand and acknowledge this notification of participation in the Executive Severance Plan as of the notification date.

I further acknowledge that:

•	As a condition of my becoming a Participant and receiving any payments or benefits under the Plan, I shall be subject to the covenants described in the Plan and set forth in Appendix A, attached.

•	My participation in the broad-based Severance Pay Plan terminated as of the notification date.

_______________________        ____________________
Executive                    Date

APPENDIX A

Restrictive Covenants.

As a condition of becoming a participant and receiving any payments or benefits under the Plan, each Executive shall be subject to the covenants described herein.

f.
No Solicitation of Customers or Clients.  The Executive shall not during the Restricted Period, directly or indirectly, for himself or on behalf of any Business Entity other than SunTrust or an Affiliate, solicit or attempt to solicit any Customer for the purpose of marketing, providing, servicing, or selling, any product or service then marketed, provided, serviced, or sold by SunTrust or any Affiliate in any line of business in connection with which Executive had Material Contact with such Customer. Nothing contained in herein will prohibit public advertising or public solicitations (such as television advertisements directed to the general public) of Customers, potential customers or clients of SunTrust or any Affiliate in general so long as the advertising and solicitations are not specifically directed to Customers, potential customers or clients of SunTrust or any Affiliate.

g.
Anti-pirating of Employees. Absent the Plan Administrator’s written consent, an Executive will not during the Restricted Period solicit to employ on the Executive’s own behalf or on behalf of any other person, firm or corporation, any person who was employed by SunTrust or an Affiliate during the term of the Executive’s employment by SunTrust or an Affiliate (whether or not such employee would commit a breach of contract), and who has not ceased to be employed by SunTrust or an Affiliate for a period of at least one (1) year. Nothing contained herein will prohibit public advertising or public solicitations (such as want-ads directed to the general public) of any person employed during such period by SunTrust or an Affiliate in general so long as the advertising and solicitations are not specifically directed to any employee or former employee of SunTrust or an Affiliate.

h.	Trade Secrets and Confidential Information. By participating in this Plan, the Executive agrees that:

i.
the Executive will hold in a fiduciary capacity for the benefit of SunTrust and each Affiliate, and will not directly or indirectly use or disclose, any Trade Secret that Executive may have acquired during the term of the Executive’s employment by SunTrust or an Affiliate for so long as such information remains a Trade Secret.

ii.
during the Restricted Period, the Executive will hold in a fiduciary capacity for the benefit of SunTrust and each Affiliate, and will not directly or indirectly use or disclose, any Confidential or Proprietary Information that the Executive may have acquired (whether or not developed or compiled by the Executive and whether or not the Executive was authorized to have access to such information) during the term of, in the course of, or as a result of the Executive’s employment by SunTrust or an Affiliate.

i.	Definitions

vii.	“Business Entity” means any individual, partnership, association, corporation, trust, limited liability company, unincorporated organization, or any other business entity or enterprise.

viii.
“Confidential or Proprietary Information” means any secret, confidential, or proprietary information of SunTrust or a SunTrust Affiliate (not otherwise included in the definition of Trade Secret below) that has not become generally available to the public by the act of one who has the right to disclose such information without violating any right of SunTrust or an Affiliate.

ix.	“Customer” means any Business Entity to whom SunTrust or any SunTrust Affiliate provides any product or service, and with whom the Executive had Material Contact.

x.
“Material Contact” means any interaction between the Executive and any Business Entity that takes place in an effort to establish, maintain, or further a business relationship on behalf of SunTrust or any SunTrust Affiliate.

xi.
“Restricted Period” means the period which starts on the date the Executive’s employment by SunTrust or an Affiliate terminates under circumstances which require SunTrust to make the payments and provide the benefits described in Article 4 or Article 5 of the Plan and which ends on the earlier of (x)(1) the first anniversary of such termination date for purposes of paragraph (b) herein and (2) the second anniversary of such termination date for all other purposes under the Plan, or (y) on the first date following such a termination on which SunTrust breaches any obligation to the Executive under the Plan.

xii.
“Trade Secret” means information, including, but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers that:

(C)
derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and

(D)	is the subject of reasonable efforts by SunTrust or an Affiliate to maintain its secrecy.

j.
Reasonable and Necessary Restrictions and Non-Disparagement. The Executive acknowledges that the restrictions, prohibitions and other provisions set forth in this Agreement, including without limitation the Restricted Period, are reasonable, fair and equitable in scope, terms and duration; are necessary to protect the legitimate business interests of SunTrust; and are a material inducement to SunTrust to provide the benefits under the Plan. The Executive covenants that he will not challenge the enforceability of these Restrictive Covenants nor will he raise any equitable defense to its enforcement. Further, the Executive and SunTrust each agree not to knowingly

1

make false or materially misleading statements or disparaging comments about the other during the Restricted Period.

2